                                                                    EXHIBIT 12.1

Collins & Aikman Corporation and Subsidiaries
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
(IN $ MILLIONS)

                                                          SIX MONTHS ENDED
                                                              JUNE 30,
                                                     ---------------------------
                                                        2004              2003
                                                     ----------        ---------
FIXED CHARGES
   Interest expense, net                              $   80.6          $  74.6
   Interest income                                         0.4              0.2
                                                     ----------        ---------
   Interest expense, gross from continuing ops            81.0             74.8
   Capitalized interest                                     --               --
   Interest expense from discontinued operations            --               --
                                                     ----------        ---------
     Total interest expense, gross(*)                     44.7             46.7
                                                     ----------        ---------
Interest portion of rental expense                        14.9             15.6

Pre-tax earnings required to cover preferred stock
dividends and accretion                                   32.3             27.1
                                                     ----------        ---------
FIXED CHARGES - C&A                                   $  128.2          $ 117.5
                                                     ==========        =========

   Pre-tax income from continuing operations          $  (56.6)         $  (6.8)
   Minority interest in (income) loss of affiliates         --               --
   (Income) loss from equity investees                      --               --
                                                     ----------        ---------
       Total                                             (56.6)            (6.8)
                                                     ----------        ---------
ADD:
   Fixed charges                                         128.2            117.5
   Distributed income of equity investees

SUBTRACT:
(A) Interest capitalized                                    --               --
                                                     ----------        ---------
   TOTAL EARNINGS                                        128.2            110.7
                                                     ==========        =========

   RATIO OF EARNINGS TO FIXED CHARGES

   Dollar value of deficiency                            (56.6)            (6.8)

   (*) - Includes amortization of debt issuance costs